Exhibit 10.38

SECOND AMENDED AND RESTATED
PRODUCTION AGREEMENT
BETWEEN
CARDINAL HEALTH 406,
AND
MEDIMMUNE VACCINES, INC. INC.

        This Second Amended and Restated Production Agreement (the “Agreement”) is made effective as of December 31, 2003 (the “Effective Date”) by and between Cardinal Health 406, Inc., a Pennsylvania corporation with offices at 3001 Red Lion Road, Philadelphia, Pennsylvania 19114 (hereinafter called “Cardinal Health”); and MedImmune Vaccines, Inc., a Delaware corporation with offices at 35 West Watkins Mill Road, Gaithersburg, Maryland 20878 (hereinafter called “MedImmune”). Cardinal Health and MedImmune may be referred to herein as a “Party” or, collectively, as “Parties.”

WITNESSETH

        WHEREAS, Cardinal Health specializes in packaging for the pharmaceutical industries and has certain technical and commercial information and know-how relating to, among other things, performing assembly functions and packaging of pharmaceutical products.

        WHEREAS, MedImmune is a corporation that develops, registers, manufactures and markets pharmaceutical products, and is the owner of certain proprietary technical and commercial information and know-how relating to, among other things, the formulation and development of such products.

        WHEREAS, MedImmune desires to engage Cardinal Health to provide certain services to MedImmune in connection with the packaging of certain of MedImmune’s products;

        WHEREAS, Cardinal Health, formerly known as Packaging Coordinators, Inc., and the predecessor-in-interest of MedImmune, namely Aviron, a Delaware corporation, previously entered into a Production Agreement, effective as of October 31, 1997, providing for such packaging, and such agreement was amended and restated effective as of August 1, 2000 (as so amended, the “First Amended and Restated Production Agreement”); and

        WHEREAS, the parties desire to reallocate the responsibilities for such manufacture between them and to further amend and restate the First Amended and Restated Production Agreement in its entirety;

        NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and intending to be legally bound hereby, the Parties agree as follows:

        1.    DEFINITIONS The following terms as used in this Agreement shall have the meanings set forth in this Article unless otherwise specifically provided herein:

        1.1.     “Affiliate(s)” shall mean any corporation, firm, partnership or other entity which controls, is controlled by or is under common control with a Party. For purposes of this definition, control shall mean the ownership of at least fifty (50%) percent of the voting share capital of such entity or any other comparable equity or ownership interest.

        1.2.     “Agency” shall mean any governmental regulatory authority involved in regulating any aspect of the development, Manufacture, Storage and sale of the Product.

        1.3     “MedImmune Facility” shall mean the portion of the Cardinal Health Facility that is subject to the Facility Reservation Agreement and which is dedicated to Primary and Secondary Production, or such other facility as my be mutually agreed in writing by the Parties.

        1.4     “MedImmune Production Equipment” shall mean any Secondary Production equipment purchased by MedImmune for use by Cardinal Health pursuant to this Agreement.

        1.5     “cGMP” shall mean all the laws, regulations and standards relating to Secondary Production, including but not limited to, the United States Food And Drug Administration (FDA) current Good Manufacturing Practices, as set forth in the Code of Federal Regulations (CFR), and the EEC Good Manufacturing Guidelines, Volume IV as such Regulations and Guidelines may be revised from time to time, and any other applicable laws, guidelines and regulation. If there should be a conflict between the FDA and EEC standards, the more stringent of the two shall apply. MedImmune shall be responsible to advise Cardinal Health of cGMP and other Agency requirements which shall apply to Secondary Production conducted hereunder.

        1.6     “Delivery Date” shall mean the date on which Product is delivered from Cardinal Health to MedImmune pursuant to Section 7.2.

        1.7     “Facility Reservation Agreement” shall mean that certain agreement dated October 31, 1997, as amended from time to time, relating to the build-out and use of the MedImmune Facility.

        1.8     “FDA” shall mean the United States Food and Drug Administration and any successor agency having substantially the same function.

        1.9     “Materials” shall mean all components utilized in Secondary Production except for the Primary Product.

        1.10     “Michigan” shall mean the Regents of the University of Michigan, a constitutional corporation of the State of Michigan with offices located at Wolverine Tower, Room 2071, 3003 South State Street, Ann Arbor, Michigan, 48109-1280, USA.

        1.11     “Michigan Agreement” shall mean a certain Materials Transfer and Intellectual Property Agreement between MedImmune and Michigan dated 24 February 1995.

        1.12     “Packaging Specifications” shall mean the procedures, Standard Operating Procedures, components specifications, test results, requirements, quality standards data and other documentation with respect to Materials, Secondary Production, Product Production Equipment and Storage, including, without limitation, those appended hereto as Appendix 2, as the same may be amended from time to time.

        1.13     “Cardinal Health Facility” shall mean Cardinal Health’s facility at 3001 Red Lion Road, Philadelphia, Pennsylvania, or such other facility as may be mutually agreed in writing by the Parties.

        1.14     “Cardinal Health Production Equipment” shall mean all of the packaging, labeling and testing equipment purchased by Cardinal Health as set forth in Appendix 1, which may be amended from time to time.

        1.15     “Primary Product” shall mean the product that is the result of Primary Production.

        1.16     “Primary Production” shall mean the blending and aseptic filling of Vaccine in a syringe.

        1.17     “Primary Product Specifications” shall mean the procedures, Standard Operation Procedures, test results, requirements, quality standards data and other documentation developed by MedImmune with respect to Primary Product.

        1.18     “Product” shall mean the product which is the result of Primary and Secondary Production.

        1.19     “Proprietary Information” shall have the meaning set forth in Article 12.

        1.20     “Secondary Area” shall mean the area at the MedImmune Facility reserved for Secondary Production as designated by MedImmune in consultation with Cardinal Health.

        1.21     “Secondary Production” shall mean assembly, labeling and packaging of Primary Product and Storage, in accordance with the Packaging Specifications.

        1.22     “Store” or “Storage” shall mean the storage of Product, Materials and/or Stored Materials, as set forth in the Packaging Specifications.

        1.23     “Stored Materials” shall mean all Materials, Syringes and other supplies to be used by MedImmune in connection with Primary Production (other than normal allantoic fluid and vaccine).

        1.24     “Syringe” shall mean the unfilled sprayer and stopper, as set forth in the Packaging Specifications.

        1.25     “Vaccine” shall mean the bulk cold-adapted influenza vaccine, as set forth in the Packaging Specifications.

        2.        REPLACEMENT OF FIRST AMENDED AND RESTATED PRODUCTION AGREEMENT By entering into this Agreement, the Parties hereby amend and restate the First Amended and Restated Production Agreement in its entirety. Except for rights and obligations accrued as of the Effective Date, all rights and obligations arising thereunder are hereby terminated as of the Effective Date.

        3.        PRODUCTION EQUIPMENT

        3.1.    Installation and Qualification. Each Party will, at its sole expense, provide, install in the Secondary Area, validate and qualify its respective Production Equipment in compliance with cGMP. MedImmune will perform process validation on the packaging line and Cardinal Health will assist MedImmune in the validation process with its operators and engineers.

        3.2.    Maintenance. Cardinal Health agrees to maintain and operate the MedImmune and Cardinal Health Production Equipment used for Secondary Production, in all material respects, in accordance with (a) cGMPs, (b) applicable Agency requirements and (c) the Packaging Specifications. As to the MedImmune Production Equipment, Cardinal Health shall be responsible for routine maintenance in accordance with the equipment manufacturers’ guidelines, cGMPs and other applicable laws and regulations, and for other repairs required as a result of the negligence or intentional misconduct of Cardinal Health or its employees. MedImmune shall bear all other expenses incurred for the maintenance (other than routine maintenance), repair and/or replacement, of the MedImmune Production Equipment. MedImmune shall be responsible for all expenses and maintenance (including routine maintenance) for any other equipment, used in Primary Production, including, without limitation, the freezer, but not including, in any case, the building equipment required to be maintained by Cardinal Health pursuant to the Facility Reservation Agreement. For the purpose of this Agreement, routine maintenance shall mean preventive maintenance and calibration, as set forth in the Packaging Specification.

        3.3.    Ownership. MedImmune shall at all times hold all right, title and interest in the MedImmune Production Equipment. Cardinal Health shall not, at any time during the term of this Agreement, encumber the MedImmune Production Equipment. Cardinal Health shall at all times hold all right, title and interest in the Cardinal Health Production Equipment. MedImmune shall not, at any time during the term of this Agreement, encumber the Cardinal Health Production Equipment. Upon the other Party’s request, each Party shall provide evidence to the other Party’s reasonable satisfaction indicating that Party’s Production Equipment is insured and that such insurance covers the other Party (as an additional insured) for any loss or damage to the other Party, or its property or employees, except where such loss or damage is a result of the negligence or intentional misconduct of the other Party or its employees.

        3.4.    Changes to Equipment. As it relates to Secondary Production, neither Party may modify, alter or otherwise use different equipment other than that Party’s Production Equipment without the written consent of the other Party. The costs for any approved changes to a Party’s Production Equipment, including, but not limited to, changes requiring validation or other associated costs, will be borne by the Party making the request, except as otherwise agreed upon by the Parties. Validation or re-validation of Production Equipment after a change under this Section 3.4 will be performed by the owner of the Production Equipment subject to the reasonable approval of the other Party and such other conditions as the Parties may agree upon before implementing the proposed change.

        4.        COORDINATION; SUPERVISION WITHIN THE SECONDARY AREA

        4.1.    MedImmune Technical Representative. MedImmune shall have the right to have one or more representatives in the Secondary Area during Secondary Production to (a) review Production Equipment and Secondary Production, (b) review any relevant records in connection with such Secondary Production and assess its compliance with cGMP and quality assurance standards set forth in the Packaging Specifications and (c) discuss any related issues with Cardinal Health’s management. MedImmune’s technical representatives, when in the Secondary Area, shall comply with Cardinal Health’s rules and regulations. MedImmune shall indemnify and hold Cardinal Health and its Affiliates harmless from all liability, including claims by MedImmune’s technical representatives for workers’ compensation, resulting from the presence of MedImmune’s technical representatives at the MedImmune Facility except for claims resulting from the negligent or willful misconduct on the part of Cardinal Health and its employees or breach by Cardinal Health of its obligations hereunder or under the Facility Reservation Agreement.

        4.2.    Responsibilities. MedImmune’s technical representative, if present, shall not have responsibility for the supervision of Cardinal Health’s personnel conducting Secondary Production. However, if at any time MedImmune’s technical representatives feel that Cardinal Health is operating in a manner inconsistent with this Agreement, he/she is to notify Cardinal Health immediately to cease operations until such condition is remedied. Cardinal Health will immediately cease operations and will not recommence Secondary Production operations without MedImmune’s approval. Cardinal Health shall use its best efforts to remedy any such condition and MedImmune shall authorize Cardinal Health to resume Secondary Production upon reasonable satisfaction that such condition has been remedied. Nothing herein shall amend or alter the status of Cardinal Health as an independent contractor.

        4.3.    Coordination of Primary and Secondary Production. MedImmune and Cardinal Health shall mutually agree in writing upon and arrange for each of the following activities and any additional activities that are necessary or useful to permit MedImmune to undertake Primary Production at the MedImmune Facility or to permit the Parties to coordinate Primary Production with Secondary Production:

        (a)     Provision for the delivery of materials and equipment for Primary Production;

        (b)     Transfer of Primary Product at designated times from MedImmune to Cardinal Health in a manner that ensures Storage in compliance with the Packaging Specifications at all times;

        (c)     Delivery of Product pursuant to Section 7.2 in a manner that ensures Storage in accordance with the Packaging Specifications;

        (d)     Communication as to other issues arising from MedImmune’s conduct of Primary Production, Cardinal Health’s conduct of Secondary Production, other activities of Cardinal Health at the MedImmune Facility pursuant to the Facility Reservation Agreement, or coordination of Primary and Secondary Production; and

        (e)     Designation of a representative of each party to coordinate and facilitate the activities of (a) to (d).

        5.        FORECAST, PURCHASE AND SUPPLY OF PRODUCT

        5.1.    Secondary Production. During the term of this Agreement, Cardinal Health shall perform Secondary Production of such quantities of Product as may be set forth on orders placed by MedImmune under this Agreement. All Secondary Production and deliveries of Product hereunder shall be governed by the terms of this Agreement which shall supersede any inconsistent provisions in any order delivered by MedImmune to Cardinal Health.

        5.2.    Forecasts. On or before (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED) of each year during the term of this Agreement, MedImmune will provide Cardinal Health with a written (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED) forecast, to be updated in (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED) intervals, of the quantity of Product which MedImmune expects to require form Cardinal Health during each of the next (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED). The first (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED) of the first such rolling forecast shall be binding upon MedImmune, subject to the provisions of Section 5.6 below. MedImmune’s first forecast shall include (a) the required Delivery Date for the binding portion of the forecast and (b) the quantity of Product to be delivered.

        5.3.    Orders. According to the forecast, MedImmune will provide Cardinal Health with one or more orders at (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED) intervals. Each such order will set forth (a) the quantity of Product ordered for delivery during the (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED) after the date on which the order is deemed to be received, (b) the requested Delivery Date for such order, (c) the quantity of Product to be delivered to MedImmune as a quality control sample and (d) the quantity of Product to be delivered on the Delivery Date in each form of packaging. Such order shall be delivered no later than (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED) days prior to the earliest requested Delivery Date.

        5.4.    Confirmation; Orders Greater than Forecast. Within fifteen (15) days of receipt of any order, Cardinal Health shall confirm in writing such order and the Delivery Date therefore. Cardinal Health shall use reasonable commercial efforts to supply the quantity of Product ordered, regardless of the quantity forecast by MedImmune, subject to the capacity limitations of the MedImmune and Cardinal Health Production Equipment and to the ability of MedImmune to supply Primary Product to Cardinal Health pursuant to Section 6.2. In the event that Cardinal Health is unable to fill any order, Cardinal Health shall so notify MedImmune in its written confirmation.

        5.5.    Amendment of Orders. Cardinal Health will use best efforts to accommodate a request to amend an order to increase or decrease the quantity of Product to be delivered.

        5.6.    Cancellations. MedImmune may cancel any order by providing Cardinal Health written notice at any time prior to the confirmed Delivery Date. In the event that MedImmune cancels any order for Product, MedImmune shall pay Cardinal Health at the rates set forth in Section 13.1 for (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED) Cardinal Health in connection with performance of such order up to the time of receipt of such notice, including, without limitation, (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED) prior to the confirmed Delivery Date, based upon MedImmune’s binding forecast (as set forth in Section 5.2 above).

        5.7.    Supply Commitments. Subject to the limitations set forth in Section 5.4, Cardinal Health represents and warrants that it has the ability to, and hereby covenants that it will, supply the quantity of Product ordered by MedImmune.

        5.8.    Limited Warranty. CARDINAL HEALTH WARRANTS THAT PRODUCT DELIVERED HEREUNDER WILL (a) BE PACKAGED BY CARDINAL HEALTH IN ACCORDANCE WITH cGMP AND OTHER APPLICABLE FEDERAL, STATE AND LOCAL LAWS AND REGULATIONS, INCLUDING BUT NOT LIMITED TO FDA REGULATIONS, (b) BE PACKAGED IN ACCORDANCE WITH THE PACKAGING SPECIFICATIONS AND (c) CONFORM AS OF THE DELIVERY DATE TO THE APPLICABLE PACKAGING SPECIFICATIONS, AS THEN IN EFFECT, SUBJECT TO NONCONFORMITIES IN PRIMARY PRODUCT EXISTING AT THE TIME OF DELIVERY TO CARDINAL HEALTH. EXCEPT AS SET FORTH HEREIN, CARDINAL HEALTH MAKES NO WARRANTIES, EXPRESS OR IMPLIED, CONCERNING THE PRODUCTS, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE.

        6.        SUPPLY AND PROCESSING OF PRIMARY PRODUCT, SYRINGES AND MATERIALS

        6.1.    License; Inventions.

        (a)     MedImmune hereby grants to Cardinal Health, during the term of this Agreement, a non-exclusive, non-transferable, royalty-free license during the term of this Agreement to use the data, information and technology provided by MedImmune related to the Vaccine and the Primary Product for the limited purpose of assisting Cardinal Health in carrying out its obligations set forth in this Agreement.

        (b)     Cardinal Health agrees that any and all idea, improvements, inventions and works of authorship conceived, written or first reduced to practice whether by Cardinal Health’s employees alone or in conjunction with MedImmune, if any, that are related to the Vaccine or Primary Production (the “MedImmune Inventions”) shall be the sole and exclusive property of MedImmune and Cardinal Health hereby assigns to MedImmune all right, title and interest in and to any and all such MedImmune Inventions.

        (c)     MedImmune agrees that any and all ideas, improvements, inventions and works of authorship conceived, written or first reduced to practice in the performance of this Agreement that are related to Secondary Production (the “Cardinal HealthInventions”) shall be the sole and exclusive property of Cardinal Health and MedImmune assigns all right, title and interest in and to any and all such Cardinal Health Inventions. Cardinal Health hereby grants to MedImmune a non-exclusive, worldwide, royalty-free license to use and practice such Cardinal Health Inventions for the manufacture, by or for MedImmune of any of MedImmune’s products. Such license shall survive the termination or expiration of this Agreement.

        6.2.    Supply of Primary Product. MedImmune shall, at MedImmune’s expense, on a timely basis, deliver or cause to be delivered to the Secondary Area or made available at the MedImmune Facility, sufficient quantities of Primary Product meeting the Primary Product Specifications such that Cardinal Health can fill orders for the Product submitted pursuant to Section 5.3.

        6.3.    Risk of Loss of Primary Product.

        (a)        Subject to the limitations set forth in Section 6.3(c) and Section 9.2(a), Cardinal Health will bear risk of loss for Primary Product delivered or made available to Cardinal Health under Section 6.2 and for Stored Materials, which loss results from Cardinal Health’s failure to comply with the Packaging Specifications or from the negligence or intentional misconduct of Cardinal Health or its employees. Cardinal Health shall issue MedImmune a credit for such losses for which Cardinal Health bears the risk of loss as described in the preceding sentence. This credit will be applied against any amounts owed Cardinal Health by MedImmune at the time the credit is issued and to the extent the credit exceeds the amount due, the remaining portion of the credit will be carried over and applied to the next payments due to Cardinal Health from MedImmune under this Agreement until all such credits (or remainders) are exhausted. If the Agreement terminates or expires and there is a credit remaining, Cardinal Health shall apply such credit against any sums owed Cardinal Health by MedImmune, and, to the extent there is a credit balance remaining, shall pay MedImmune the difference.

        (b)        Subject to the limitations set forth in Section 6.3(c) and Section 9.2(a), Cardinal Health will also bear the risk of loss for normal manufacturing losses of commercial Primary Product containing active ingredients (i.e. excluding media fills) (“Commercial Primary Product”) from the entire packaging line as it exists on June 1, 2003, in excess of (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED) of all Commercial Primary Product delivered or made available to Cardinal Health by MedImmune during any Production Year (as defined in Article 13). Losses shall not include inspection booth rejects, quality assurance testing and challenges and retained samples. If equipment is added to or removed from the packaging line, the Parties shall negotiate a new normal manufacturing loss percentage. Losses shall be calculated promptly following the conclusion of the Production Year. At the conclusion of each Production Year, Losses will be reviewed and the allowable loss percentage adjusted accordingly. Cardinal Health shall issue MedImmune a credit for such losses for which Cardinal Health bears the risk of loss as described in the preceding sentences. This credit will be applied against any amounts owed Cardinal Health by MedImmune at the time the credit is issued and to the extent the credit exceeds the amount due, the remaining portion of the credit will be carried over and applied to the next payments due to Cardinal Health from MedImmune under this Agreement until all such credits (or remainders) are exhausted. If the Agreement terminates or expires and there is a credit remaining, Cardinal Health shall apply such credit against any sums owed Cardinal Health by MedImmune, and, to the extent there is a credit balance remaining, shall pay MedImmune the difference. The parties shall work together to reduce manufacturing Losses.

        (c)        Cardinal Health’s liability for Primary Product losses under this Agreement, including without limitation under Section 6.3(a), Section 6.3(b) and Section 7.5 will not exceed (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED). For lots equal to or exceeding (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED), the cap on Cardinal Health’s liability for Primary Product losses set forth in the preceding sentence will be $(CONFIDENTIAL TREATMENT HAS BEEN REQUESTED). For less than full lot quantities, those respective caps will be pro-rated. MedImmune will bear all risk of loss and responsibility to insure for losses of the Primary Product other than as such risk is specifically assumed by Cardinal Health under this Agreement and above loss limit set forth herein.

        (d)        The Parties agree to work together on process improvements to improve production efficiency and reduce packaging waste.

        6.4.    Supply of Materials and Inventories. Cardinal Health shall purchase all Materials, including but not limited to those set forth in the Packaging Specifications, required to complete the Secondary Production of the Product. Cardinal Health shall provide MedImmune with any inventory of all stored Materials and Product on a regular schedule, and shall develop computer systems to enable MedImmune to track and monitor inventories, all as required by MedImmune. Detailed inventory transaction reports will be provided to MedImmune by Cardinal Health on a schedule to be agreed upon by the parties. In the event MedImmune desires to obtain the Materials (other than the cartons, inserts or lids) from sources other than Cardinal Health, it shall have the right to do so, at its own expense, provided MedImmune notifies Cardinal Health at least ninety (90) days in advance. In the event MedImmune is able to obtain cartons, inserts or lids (in accordance with the Packaging Specifications) at a cost less than the prices then in effect from Cardinal Health, MedImmune shall notify Cardinal Health and Cardinal Health shall have an opportunity to agree to match such lower prices. In the event Cardinal Health does not agree to such lower prices, MedImmune shall be permitted to obtain such Materials from sources other than Cardinal Health, provided MedImmune notifies Cardinal Health at least ninety (90) days in advance. In the event MedImmune purchases such Materials itself, the price for Product shall be adjusted as set forth in Section 13.

        6.5.    Labels and Secondary Production.

        (a)        Thirty (30) days prior to the intended date of commencement of commercial production, MedImmune shall provide Cardinal Health with: (i) any particular Packaging Specifications it may have with respect to labels and packaging materials and (ii) camera-ready artwork for reproduction on labels, package inserts and packaging materials. Such information shall include, but need not be limited to, the quality, weight and color of the packaging materials and labels, the type and colors of ink to be used in printing for the labels or packaging materials and any special requirements for the labels or packaging for the Product to be delivered to specific countries. The method to assign lot numbers will be set forth in the Packaging Specifications.

        (b)     Cardinal Health shall reproduce the artwork on the labels, packages inserts and packaging materials and imprint the appropriate lot number on each individual unit and each carton of Product in accordance with the designated lot numbers. Cardinal Health shall conduct all Secondary Production in accordance with the Packaging Specifications.

        (c)     In the event that MedImmune desires to change any label, packaging insert or packaging Material for all or any portion of the Product, MedImmune shall supply Cardinal Health with new camera-ready artwork and work with Cardinal Health to promptly coordinate the use of such new artwork into Secondary Production process. In such event, MedImmune shall purchase from Cardinal Health, at a price equal to Cardinal Health’s cost, all Materials in Cardinal Health’s inventory made obsolete by such changes.

        6.6.    Secondary Production of Product.

        (a)        Cardinal Health shall conduct Secondary Production in accordance with the Packaging Specifications and applicable federal, state and local laws and regulations including, without limitation, cGMP. Cardinal Health shall notify MedImmune of any difficulty in meeting Packaging Specifications or any deviation therefrom immediately upon discovery of such difficulty. Cardinal Health shall not conduct Secondary Production nor Store Stored Materials or Product at any other location other than the MedImmune Facility without the prior written approval of MedImmune, and shall keep all Product within the Secondary Area. Before, during and after Secondary Production of each batch of Product, Cardinal Health shall monitor the Secondary Production and Storage environments (other than the freezers) and keep such records as all of the foregoing are required by the Packaging Specifications and cGMP. Each Party shall promptly notify the other of any new instructions or specifications required by the FDA or the United States Federal Food, Drug and Cosmetic Act, and of other applicable rules and regulations, and shall confer with each other with respect to the best means to comply with such requirements and shall allocate any costs of implementing such changes on an equitable basis.

        (b)        The Parties agree that it is their intention to identify ways in which to enhance efficiencies in the Secondary Production and so reduce production costs (“Cost Reduction Measures”). In the event Cardinal Health expends amounts in undertaking Cost Reduction Measures, including, for example, the purchasing of additional production equipment and provided such costs are agreed upon in advance by the parties in writing, MedImmune shall reimburse Cardinal Health for such amounts. Any additional equipment paid for by MedImmune under this Section 6.6(b) shall be deemed MedImmune Production Equipment.

        6.7.    Product Specifications; Testing.

        (a)     Certain of the Packaging Specifications are appended to this Agreement as Appendix 2. The Parties acknowledge that those Packaging Specifications set forth in Appendix 2 which are specific to the Secondary Production under this Agreement, namely those procedures 211.MedImmune.1 through 211.MedImmune.12 and V0008 and V0014, may need to be refined and modified as the Parties gain experience with Secondary Production, testing and use of Product. Accordingly, the Parties agree to negotiate in good faith to modify those MedImmune specific procedures from time to time as the Parties’ experience with Secondary Production, testing and use of Product warrant; and Cardinal Health further agrees that it will facilitate changes to Appendix 2 that are necessary or appropriate in light of FDA or other regulatory requirements. The Parties agree to allocate on an equitable basis any special costs of developing and implementing revised procedures.

        (b)     Product supplied hereunder will conform to the Packaging Specifications, and such conformance will be verified in accordance with the testing standards and procedures specified therein. Cardinal Health will forward a sample of each batch of Product to MedImmune for testing and will supply MedImmune with a certificate of release (“Certificate of Release”) confirming that such Product produced meets the Packaging Specifications.

        (c)     The Parties agree to work together in good faith to develop more efficient packaging and testing procedures.

        6.8.    FDA and Regulatory Support.

        (a)     Cardinal Health agrees to provide MedImmune with letters of access to any files and documents required by the FDA or regarding Secondary Production. MedImmune shall have sole responsibility for obtaining from any Agency all permits and/or licenses necessary or required for the sale, marketing or commercialization of Product. MedImmune shall be responsible for all other filings necessary for approval and import of Product into countries outside the United States. Cardinal Health further agrees to use reasonable commercial efforts to assist MedImmune in obtaining any government or Agency approval that may be required for the marketing of Product in any country. MedImmune shall provide Cardinal Health with written notice of any additional regulatory requirements of countries other than the United States that relate to Secondary Production. Cardinal Health shall use its reasonable commercial efforts to comply with such additional requirements and shall provide MedImmune with prompt written notice of whether it is able to do so. Cardinal Health will provide MedImmune copies of all supporting documentation in Cardinal Health’s possession required for FDA licensing of the Product. MedImmune will hold the FDA and any other Agency license(s) for the Product.

        (b)     Upon request, Cardinal Health shall allow access to the MedImmune Facility and inspection of the Secondary Area by FDA or other Agency officials. In the event that the Secondary Area is audited or inspected by an Agency, Cardinal Health will notify MedImmune immediately by telephone and will provide MedImmune with prompt written notice of such audit. MedImmune will have, at its option, the opportunity to observe the audit for inspection, and to jointly cooperate with Cardinal Health in any response. Cardinal Health will also promptly provide MedImmune with copies of any correspondence or reports relating to such audit or inspection.

        6.9.      cGMP Compliance and QA Audits. Within ten days of MedImmune’s written request, Cardinal Health shall supply MedImmune with copies of Cardinal Health’s manufacturing records, including its batch records, for the purposes of assuring product quality and compliance with the Packaging Specifications. Any found discrepancies, other than discrepancies resulting from directions received from MedImmune or its representatives, will be reported to Cardinal Health and Cardinal Health will within thirty (30) days correct said discrepancies to MedImmune’s reasonable satisfaction. Failure to do so will give MedImmune the right to terminate this Agreement pursuant to Section 10.5. MedImmune’s failure to exercise its right to audit the Cardinal Health Facility will not represent a waiver of any future exercise of this right or of any other rights under this Agreement, nor does it represent acceptance of any conditions past or present that might exist or result from such conditions at the Cardinal Health Facility. MedImmune acknowledges that all copies of Cardinal Health’s manufacturing records shall be subject to the confidentiality provisions of Article 12.

        6.10.    Compliance with Laws. Cardinal Health shall comply with all applicable present and future orders, regulations, requirements and laws of any and all applicable, federal, state, and local authorities and Agencies, including without limitation all laws and regulations of applicable to the transportation, storage, use, handling and disposal of hazardous materials. Cardinal Health represents and warrants to MedImmune that it has and will maintain during the term of this Agreement all government permits, including without limitation health, safety and environmental permits, necessary for the conduct of the actions and procedures that it undertakes pursuant to the Agreement.

        6.11.    Documentation. Cardinal Health shall keep, for a period of seven years, complete, accurate and authentic accounts, notes, data and records of the work performed under this Agreement, including those pertaining to the methods and MedImmune Facility used for Secondary Production, testing, and distribution of Product in accordance with the Packaging Specifications, cGMP, Michigan Agreement and other applicable laws and regulations, and shall promptly provide any such information to MedImmune upon reasonable request at MedImmune’s expense.

        6.12.    Rework. Cardinal Health shall not rework any batch of Product without MedImmune’s prior written consent, which consent shall not be unreasonably withheld.

        6.13.    Samples. Cardinal Health shall retain quantities of samples of packaging and labeling materials in accordance with cGMP. Within ten (10) days following MedImmune’s written request, Cardinal Health shall provide MedImmune, at MedImmune’s expense, with up to one-half the original amount of the retained samples.

        6.14.    Storage and Handling. Cardinal Health shall Store and handle Stored Materials and Product as required by the Packaging Specifications.

        6.15.    Corrective Action. In the event any Agency shall request or order, or if MedImmune shall determine to undertake, any corrective action with respect to Products supplied hereunder, including any Product recall, customer notice, restriction, change, corrective action or market action, and the cause or basis for such corrective action results from the material breach by Cardinal Health of Section 5.8, then Cardinal Health shall replace and reship only the lot(s) of Products which are subject to such corrective action. Cardinal Health shall pay all costs incurred in replacing such Product, including the Primary Product, Materials and shipping costs, subject to the limitations set forth in Section 9.2. Any costs resulting from corrective actions for any other cause, including but not limited to the Packaging Specifications or Product tampering after the Products have been Shipped from Cardinal Health’s Facility, shall be the sole responsibility of MedImmune. MedImmune shall promptly notify Cardinal Health in writing upon the occurrence of any such corrective action (or, to the extent practicable, not less than ten days prior thereto).

        7.        DELIVERY AND ACCEPTANCE OF FINISHED PRODUCT

        7.1.    Quality Control Sample of Product. Prior to the delivery of any batch of Product, Cardinal Health shall deliver to MedImmune (a) a quality control sample of such batch for the purpose of confirming that such batch meets the Packaging Specifications, (b) a copy of the batch records for such batch, together with written confirmation that such batch records have been reviewed and approved by Cardinal Health’s Quality assurance unit and (c) a Certificate of Release. The quality control sample shall consist of the number of individual Product units specified in the Packaging Specifications. No delivery of Product shall be deemed to have been made until MedImmune accepts or is deemed to have accepted the quality-control sample and associated documentation in accordance with the Packaging Specifications and Section 7.3.

        7.2.    Delivery of Product. All deliveries shall be shipped F.O.B. the Secondary Area, unless otherwise agreed upon by Cardinal Health and MedImmune in a particular order. (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED) shall be responsible for all freight and delivery charges and shall assume all risk of loss of the Product after transfer of possession to the carrier.

        7.3.    Acceptance and Rejection of Product.

        (a)     MedImmune may reject any quality control sample or batch delivery which does not conform with the Packaging Specifications or with applicable documentation or other requirements. Any such notice of rejection shall be in writing and shall indicate the reasons for such rejection.

        (b)     In order to reject or put on hold delivery of Product based on testing of a quality control sample, MedImmune must give written notice to Cardinal Health of MedImmune’s rejection of any delivery (i) within (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED) following receipt of notification of lot rejection by the FDA, or (ii) within (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED) after receipt of the applicable quality control sample, whichever is later (the “Acceptance Period”). If no such notice of rejection/hold is received during such time period, MedImmune shall be deemed to have accepted such quality control sample upon the expiration of the Acceptance Period, and Cardinal Health shall be authorized to make delivery of the Product.

        (c)     After notice of rejection/hold is given, MedImmune shall cooperate with Cardinal Health in determining whether rejection is necessary or justified and, in situations in which the type of damage so warrants, provide Cardinal Health with the allegedly non-conforming Product for Cardinal Health evaluation. Cardinal Health will evaluate the cause for such non-compliance. Cardinal Health shall notify MedImmune as promptly as reasonably possible whether it accepts MedImmune’s basis for any rejection. If Cardinal Health disagrees with MedImmune’s determination that certain Product does not meet the Packaging Specifications, such Product shall be submitted to a mutually acceptable third party laboratory. Such third party laboratory shall determine whether such Product meets the Packaging Specifications and the Parties agree that such laboratory’s determination shall be final and determinative. The Party against whom the third party tester rules shall bear all costs of the third party testing. Whether or not Cardinal Health accepts MedImmune’s basis for rejection, promptly on receipt of a notice of rejection/hold of Product, Cardinal Health shall use reasonable commercial efforts at MedImmune’s request to replace such rejected Product. Until such time as the third party tester makes a ruling regarding whether the Product meets Packaging Specifications, MedImmune shall bear the expenses of such replacement. If the third party tester rules that the Product meets the Packaging Specifications, MedImmune guarantees to purchase that Product and any replacement Product which Cardinal Health has delivered to MedImmune at the price set forth in Section 13.1. In the event the third party tester rules the Product does not meet Packaging Specifications, the provisions of Sections 7.4 and 7.5 shall apply.

        7.4.    Destruction of Product. Neither Party may destroy any Product alleged not to meet Packaging Specifications until the third party tester determines whether the Product meets Packaging Specification. Thereafter, upon MedImmune’s written request, Cardinal Health shall return to MedImmune or promptly destroy any rejected Product. The Party determined by the third party tester to be responsible for the failure of such Product to meet the Packaging Specifications shall bear all costs for such return or destruction. In the event Cardinal Health destroys such Product, Cardinal Health shall provide MedImmune with certification of such destruction.

        7.5.    Replacement Product. In the event that Cardinal Health bears responsibility for the failure of Product, promptly following the rejection of any Product, MedImmune shall deliver sufficient quantities of Primary Product to the MedImmune Facility in order for Cardinal Health to comply with Section 7.3(c) provided that the production and delivery of such additional Primary Product is reasonably feasible, and can reasonably result in the delivery of completed final Product by Cardinal Health in sufficient time for market distribution. All direct costs incurred by MedImmune in connection with acquiring, producing and delivering such quantities of Primary Product shall be the sole responsibility of Cardinal Health, subject to the limitations set forth in Section 6.3(c) and Section 9.2. In accordance with the terms of Sections 6.6 and 6.7, Cardinal Health shall perform Secondary Production to deliver to MedImmune the amount of Product originally ordered for the rejected delivery and shall do so as promptly as technically feasible.

        8.        REPRESENTATIONS AND WARRANTIES

        8.1.    Existence and Power. Each Party hereby represents and warrants to the other Party that such Party (a) is duly organized, validly existing and in good standing under the laws of the state in which it is organized, (b) has the power and authority and the legal right to own and operate its property and assets, and to carry on its business as it is now being conducted, and (c) is in compliance with all requirements of applicable law, except to the extent that any noncompliance would not materially adversely affect such party’s ability to perform its obligations under the Agreement.

        8.2.    Authorization and Enforcement of Obligations. Each Party hereby represents and warrants to the other Party that such Party (a) has the power and authority and the legal right to enter into the Agreement and to perform its obligations hereunder and thereunder and (b) has taken all necessary action on its part to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder. The Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms.

        8.3.    No Consents. Each Party herby represents and warrants to the other Party that all necessary consents, approvals and authorizations of all Agencies and other persons required to be obtained by such Party in connection with the Agreement have been obtained.

        8.4.    No Conflict. Each Party herby represents and warrants to the other Party that the execution and delivery of the Agreement and the performance of such party’s obligations hereunder and thereunder (a) does not conflict with or violate any requirement of applicable laws or regulations or any material contractual obligation of such Party and (b) does not materially conflict with, or constitute a material default or require any consent under, any material contractual obligation of such Party.

        8.5.    Non-Debarment. Cardinal Health represents and warrants that Cardinal Health is not and does not, to the best of its knowledge, use in any capacity the services of any person barred by an applicable Agency (including, but not limited to, the FDA) from providing such services. Cardinal Health covenants it will not in the performance of its obligations hereunder use in any capacity the services of any person that it knows is barred by an applicable Agency and will, as soon as practicable but in no case more than five (5) days after becoming aware of such restriction, disclose in writing to MedImmune that any person who is performing services hereunder is so barred or that any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of Cardinal Health’s knowledge, threatened, by any applicable Agency relating to the debarment of Cardinal Health or any person performing services hereunder.

        9.        INDEMNIFICATION

        9.1.    Indemnity.

        (a)     Except to the extent that claims, suits, losses, damages, costs, fees or expenses arise or result from any negligent or wrongful act or omission of Cardinal Health or Cardinal Health’s breach of Section 5.8, Article 8, or Article 16, MedImmune agrees to indemnify, hold harmless and defend Cardinal Health, its affiliates and their respective directors, officers, employees and agents, and the directors, officers, employees and agents of any Cardinal Health parent, subsidiary or related company (the “Cardinal Health Indemnitees”) from and against any and all claims, suits, losses, damages, costs, fees and expenses resulting from or arising out of Primary Production, the development, creation, sale, distribution, possession or use of Product by any person, or asserted by or on behalf of Michigan against the Cardinal Health Indemnitees, including without limiting the generality of the foregoing any damages, losses or liabilities whatsoever with respect to death or injury to person or damage to property.

        (b)     To the extent that such claims, suits, losses, damages, costs, fees or expenses arise or result from any negligent or wrongful act or omission of Cardinal Health or the breach by Cardinal Health of Section 5.8, Article 8 or Article 16, Cardinal Health agrees to indemnify, hold harmless and defend MedImmune and MedImmune’s directors, officers, employees and agents, and the directors, officers, employees and agents of any MedImmune parent, subsidiary or related company (the “MedImmune Indemnitees”) from and against any and all claims, suits, losses, damages, costs, fees and expenses resulting from or arising out of its Secondary Production, its transportation, storage, use, handling and disposal of hazardous materials related to such Secondary Production, including without limiting the generality of the foregoing any damages, losses or liabilities whatsoever with respect to death or injury to person or damage to property.

        9.2.    Limitation of Liability.

        (a)     Notwithstanding anything to the contrary in this Agreement, Cardinal Health’s liability (individually or in the aggregate) under this Agreement or in any manner arising out of this Agreement or its Secondary Production, Storage, use or handling of the Product shall be limited as set forth in this Section 9.2(a) and Section 9.2(b). Cardinal Health’s liability shall not exceed the lesser of (i) the sum of all amounts paid or then payable by MedImmune to Cardinal Health under this Production Agreement for Product delivered during, and the amounts paid or then payable by MedImmune to Cardinal Health under Section 3.1 of the Facility Reservation Agreement during, the twelve (12) months immediately preceding the event which resulted in such liability*; and (ii) seven and one-half million dollars ($7,500,000).

        (b)     IN NO EVENT SHALL EITHER MEDIMMUNE OR CARDINAL HEALTH BE LIABLE TO THE OTHER FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL LOSS, DAMAGE, COSTS OR EXPENSES OF ANY NATURE WHATSOEVER, INCLUDING, WITHOUT LIMITATION, LOST REVENUES OR PROFITS.

        9.3.    Notice and Payment.

        (a)     Promptly after acquiring knowledge of any damage, loss, deficiency, liability, encumbrances, penalty, cost, expense, action, suit, investigation, proceeding, assessment, audit, judgment, or claim against which MedImmune or Cardinal Health must indemnify the other pursuant to Section 9.1 (the “Indemnifying Party”), the Indemnified Party shall give to the Indemnifying Party written notice thereof, specifying the nature of the claim for indemnity (the “Claim Notice”); provided, however, that the delay or failure to give a Claim Notice shall not be a bar to indemnification hereunder, except and to the extent that the indemnifying Party is materially prejudiced by the delay or failure to give such Claim Notice.

        (b)     With respect to any claim, action, suit, investigation, proceedings, demand, assessment or audit brought by a Third Party (“Third Party Matter”), the Indemnifying Party shall have the right, at its own expense, to contest and defend against or attempt to settle or compromise (subject to the limitations set forth below), such Third Party Matter and any damages, losses, deficiencies, liabilities, encumbrances, penalties, costs, expenses and assessments (“Damages”) resulting therefrom. If the Indemnifying Party so elects, such defense shall be instituted promptly and the Indemnifying Party shall receive from the Indemnified Party all necessary and reasonable cooperation in said defense. If the Indemnifying Party is successful in respect of any counterclaim asserted by it in defending a Third Party Matter, any sums recovered shall first be applied to reimburse the Indemnifying Party for its reasonable out-of-pocket expenses in connection therewith, and any sums in excess of such amount shall be paid to the Indemnified Party.

        (c)     In the event that an Indemnifying Party, after written notice from the Indemnified Party, elects not to defend the same or fails to so notify the Indemnified Party within thirty (30) days of the giving of the Claim Notice, the Indemnifying Party shall be deemed to have elected not to defend and if the Indemnified Party elects to contest and defend against such claim, it shall have the right to do so with counsel of its own choosing, at the cost and expense of the Indemnifying Party.

        (d)     Neither the Indemnified Party nor the Indemnifying Party shall have the right to settle, compromise or make payment with respect to any claim, demand, or litigation without the written consent of the other Party, except that the Indemnified Party shall have the right to settle, compromise or make payment with respect to any claim, demand, or litigation against it without such consent if it has given a Claim Notice to the Indemnifying Party, and (i) the Indemnifying Party has elected, or shall be deemed to have elected, not to defend the same or (ii) the Indemnifying Party fails to promptly attempt to settle or compromise the claim.

        9.4.    Cardinal Health Insurance. Throughout the term of this Agreement and for policies written on a claims made basis for five (5) years thereafter, Cardinal Health shall maintain the following minimum insurance coverage with insurance carriers reasonably acceptable to MedImmune:

        (a)     Commercial General Liability with per occurrence and general aggregate limits of not less than (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED), which shall name MedImmune as an additional insured and Cardinal Health shall provide a certificate which shall state that Cardinal Health’s insurer will endeavor to provide thirty (30) days written notice of any cancellation prior to the policy expiration date; and

        (b)     Worker’s Compensation Insurance for Cardinal Health’s employees to the full extent required by applicable state law. Cardinal Health will promptly provide MedImmune with documentation reasonably requested by MedImmune to verify evidence of such insurance coverage.

        (c)     In lieu of insurance, Cardinal Health may self-insure any or a portion of the above required insurance.

        9.5.    MedImmune Insurance. MedImmune shall purchase and maintain, during the term of this Agreement and for a period of five (5) years thereafter, at its own cost, product liability insurance with per occurrence and general aggregate limits of not less than (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED) and worker’s compensation insurance coverage for MedImmune’s employees in amounts required pursuant to applicable state laws, from an insurer reasonably acceptable to Cardinal Health to cover liabilities which may arise under this Agreement, which insurance shall name Cardinal Health as an additional insured and MedImmune shall provide a certificate which shall state that MedImmune’s insurer shall endeavor to provide thirty (30) days written notice of any cancellation prior to the policy expiration date. In lieu of insurance, MedImmune may self-insure any or a portion of the insurance required by this Section 9.5.

        10.        TERM AND TERMINATION

        10.1.     This Agreement shall be effective as of the Effective Date and, unless earlier terminated or extended as provided herein, shall continue through December 31, 2004. The term of this Agreement may be extended by MedImmune for up to three (3) additional periods of three (3) years each provided it gives written notice to Cardinal Health of its intention to extend the term at least six (6) months prior to expiration in each case.

        10.2.     MedImmune may terminate this Agreement at any time upon twelve (12) months* prior written notice to Cardinal Health; provided, however that in the event that MedImmune terminates because it desires to undertake Secondary Production at MedImmune’s own facility, MedImmune shall provide Cardinal Health with twenty-four (24) months* prior written notice of termination of this Agreement.

        10.3.     [Reserved.]

        10.4.     Either Party shall have the right to immediately terminate this Agreement if the other Party files a petition in bankruptcy, or enters into an agreement with its creditors, or applies for or consents to the appointment of a receiver or trustee, or makes an assignment for the benefit of creditors, or suffers or permits the entry of an order adjudicating it to be bankrupt or insolvent, provided that such bankruptcy is not discharged within thirty (30) days.

        10.5.     If either Party materially breaches any of the provisions of this Agreement and such breach is not cured within thirty (30) days* after the giving of written notice, the Party claiming the breach shall have the right to terminate this Agreement.

        10.6.     Either Party may terminate this Agreement upon ninety (90) days* written notice and without penalty in the event of failure to obtain FDA approval for the Product in the United States or any license, permit or certificate required by any governmental or regulatory agency is not approved and/or issued by any applicable Agency, provided that such other party may no longer appeal such decision, reapply or otherwise pursue such permit, license or certificate.

        10.7.     In the event of expiration or termination of this Agreement, (i) MedImmune shall pay for all completed Product whether or not MedImmune takes delivery of such Product, (ii) MedImmune shall bear no responsibility for the payment of any Secondary Production not completed prior to termination of this Agreement, (iii) Cardinal Health shall promptly, at MedImmune’s request and expense, destroy or return to a location to be specified by MedImmune, any remaining inventory of Materials and Product to MedImmune, unless such termination shall have been as a result of termination or a breach of this Agreement by Cardinal Health, in which case such Primary Product and Materials shall be returned or destroyed at Cardinal Health’s expense, and MedImmune shall reimburse Cardinal Health for the cost of all Materials so returned; (iv) each Party shall promptly return all Proprietary Information (as described in Article 12) to the Disclosing Party; and (v) MedImmune shall remove the MedImmune Production Equipment from the MedImmune Facility in accordance with the Facility Production Agreement.

        10.8.     Termination of this Agreement shall not affect any rights or claims of either Party that accrued prior to the date of such termination. The rights and obligations of each of the Parties under the provisions of Sections 6.8, 6.9, 6.11, 6.13, 6.15, 10.7, 10.8, 10.9, 13.4, and Articles 9, 11 and 12 shall survive the termination or expiration of this Agreement for any reason.

        10.9.     Upon termination of this Agreement, the Facility Reservation Agreement shall terminate, and the consequences of such termination shall be as set forth in Section 10 of that Agreement.

        11.        DISPUTE RESOLUTION. Any controversy, claim, or dispute (the “Dispute”) between the Parties arising out of or relating to this Agreement, or the breach thereof, shall be submitted to the chief executive officer of Cardinal Health and the Chief Executive Officer of MedImmune for twenty (20) days for resolution. If the Dispute has not been resolved in such period, the Dispute shall be resolved through arbitration before three (3) arbitrators. Such arbitration shall take place in Philadelphia and shall proceed in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“Commercial Rules”) and the laws of Pennsylvania without regard to the provisions thereof concerning conflict of laws. Within thirty (30) calendar days of either Party making a demand for arbitration, MedImmune and Cardinal Health shall each select one (1) arbitrator. A third arbitrator shall be selected by the arbitrators selected by the Parties within ninety (90) days of the demand for arbitration. In the event that either Party shall fail to appoint its arbitrator, or the two arbitrators selected by the Parties fail to appoint the third arbitrator, in either case within the prescribed time period, then either Party may apply to the American Arbitration Association for the appointment of such arbitrator. The determination of a majority of the panel of arbitrators shall be the decision of the arbitrators and shall be binding regardless of whether on of the Parties fails or refuses to participate in the arbitration; said determination shall be enforceable by any court of competent jurisdiction. Each Party shall pay for the arbitrator it selects with the cost of the third arbitrator being divided equally between the Parties. All other costs related to the arbitration shall be borne by the Party incurring such costs, unless otherwise agreed to by the Parties.

        12.        CONFIDENTIALITY

        12.1.    Definition. As used in this Agreement, the term Proprietary Information shall mean any information, either enabling or disabling, including the terms of this Agreement, any batch record, any order or other commercial relationship between the Parties, know-how, trade secrets, research, data, process, technique, algorithm, program design, drawing, formula, experimental design or test data relating to any research project, work in process, future development, scientific, manufacturing, marketing, business plan, financial or personnel matter relating to the disclosing Party (“Disclosing Party”), its present or future products, sales, suppliers, customers, employees, investors or business, whether in oral, written graphic or electronic form and whether received from the Disclosing Party or a third party. The term Proprietary Information shall include, without limitation, (a) any cost information related to the manufacture of Product, and (b) the Packaging Specifications for Product, each of which has previously been disclosed to Cardinal Health.

        12.2.    Obligation. During the term of this Agreement and for a period of ten (10) years thereafter, the receiving Party (the “Receiving Party”) shall maintain in confidence all Proprietary Information, as defined in Section 12.1 above, and shall not use, disclose or grant use of such Proprietary Information except as expressly authorized by this Agreement. The Receiving Party may disclose Proprietary Information, as authorized hereunder, only to those employees, agents or consultants of the Receiving Party reasonably requiring access. The Receiving Party shall use the standard of care which is practical to ensure that such employees do not disclose or make any unauthorized use of Proprietary Information. The Receiving Party shall promptly notify the Disclosing Party upon discovery of any unauthorized use of disclosure of Proprietary Information.

        12.3.    Exclusions. The term Proprietary Information shall not be deemed to include information which the Receiving Party can demonstrate by competent written proof (a) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party, generally known or available, (b) is known by the Receiving Party at the time of receiving such information as evidenced by its records, (c) is hereafter furnished to the Receiving Party by a third party, as a matter of right and without restriction on disclosure, or (d) is the subject of a written permission to disclose provided by the Disclosing Party. Further, the obligations of confidentiality under this Article 12 shall not apply to the extent that the Receiving Party is required to disclose Proprietary Information in support of applying for, obtaining or maintaining a product approval or other filings with, by an order or regulation of, an Agency or in the course of litigation or other legal or administrative proceedings, provided that in all cases the Receiving Party shall to the extent permitted give the other Party prompt notice of the pending disclosure and shall cooperate in such other party’s attempts, at such other party’s sole expense, to seek an order maintaining the confidentiality of the Proprietary Information.

        13.       FEES & PAYMENT TERMS

        13.1     Definitions.

        (a)        “Unit” means one syringe.

        (b)        “Production Year” means the period of time commencing on January 1 of that year and ending on December 31 of that same year (e.g., Production Year 2004 means January 1, 2004 to December 31, 2004).

        13.2     Secondary Production Price. Subject to adjustment as set forth in Section 13.3 and subject to the minimum payment requirements set forth in Section 13.4, the Unit price for Secondary Production (“Price”) shall be $(CONFIDENTIAL TREATMENT HAS BEEN REQUESTED) for Production Year 2003, $(CONFIDENTIAL TREATMENT HAS BEEN REQUESTED) for Production Year 2004, and the Price for Production Year 2005 and beyond shall be established by Cardinal Health based on volume and line yield per minute and shall not exceed the amounts set forth in Appendix 3. A fee for inspection shall be in addition to the Price and shall be as set forth in Section 13.4 below.

        13.3     Price Adjustment.The Price as set forth in Section 13.2 above and Appendix 3 shall be subject to adjustment as set forth below.

        (a)       Materials Component Adjustment. In the event MedImmune supplies Cardinal Health with Materials (excluding cartons, inserts and labels) Cardinal Health shall reduce the Price by the cost attributable to the particular Materials supplied by MedImmune. In the event that the cost of Materials increases, Cardinal Health shall provide MedImmune written notice of the increase on or before October 1, the increase shall be effective the following January 1 and Cardinal Health shall provide reasonable supporting documentation for such increase.

        (b)       Labor Component Adjustment. The labor component of the Price is based on hourly employee wages, salaried employee wages, and fringe benefits for both hourly and salaried employees. Price increases based on hourly wage increases shall not exceed increases stipulated in the collective bargaining agreement between Cardinal Health and its hourly employees, or if there is no collective bargaining agreement, shall not exceed increases in the Consumer Price Index. Price increases based on salaried employee wage increases shall be limited to increases in the Consumer Price Index. Price increases based on fringe benefit cost increases shall be based on actual benefit cost increases. In the event that the Labor component of the Price increases, Cardinal Health shall provide MedImmune written notice of the increase on or before October 1, the increase (subject to the maximums set forth above) shall be effective the following January 1 and Cardinal Health shall provide reasonable supporting documentation for such increase. Notwithstanding the foregoing, if Cardinal Health provides evidence reasonably acceptable to MedImmune demonstrating unexpected or unforeseeable inflationary labor costs which are not captured in this Agreement, the parties agree to negotiate in good faith appropriate pricing in the context of such unexpected or unforeseen events and MedImmune shall not unreasonably withhold its consent to such increase.

        (c)       Minimum Payments. As consideration for Cardinal Health’s commitment to have its facility, equipment and personnel available to perform Secondary Production, during the Term of this Agreement, it shall be entitled to minimum payments on an annual basis. In the event that the Price for Units invoiced to MedImmune during a Production Year totals less than the minimum payment amount set forth below for the Production Year, then MedImmune shall pay Cardinal Health the difference.

                    Production Year                                Minimum Payment
                                2003                                         $(CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)
                                2004                                         $(CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)
                                2005                                         $(CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)
                                2006                                         $(CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)
                                2007                                         $(CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)
                                2008                                         $(CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)
                                2009                                         $(CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)
                                2010                                         $(CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)
                                2011                                         $(CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)
                                2012                                         $(CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)

        Cardinal Health shall invoice MedImmune for this amount within (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED) days following the end of the Production Year. For the avoidance of doubt, if the Price for Units invoiced to MedImmune during a Production Year exceeds the minimum payment amount set forth above for that Production Year, then MedImmune will not be required to make an end of year payment to Cardinal Health under this Section 13.3(c).

        13.4     Fees for Visual Inspection. The Parties agree that automatic inspection of the Secondary Production will be used to the extent possible, but if booth personnel are required for visual inspection, Cardinal Health will notify MedImmune and MedImmune may either (a) supply its own inspectors at no additional cost or (b) MedImmune will pay Cardinal Health the cost for Cardinal Health’s employees and support during the validation phase of Secondary Production (other than for validation of Cardinal Health Production Equipment) and for inspection costs based on the hourly rate per employee during the applicable Production Year as set forth in Appendix 4. Cardinal Health will invoice MedImmune monthly for any such expenses. Cardinal Health acknowledges that costs associated with validation of Cardinal Health Production Equipment will be the responsibility of Cardinal Health and on-going employee training related to Secondary Production will also be at Cardinal Health’s expense.

        13.5     Payment Procedures.

        (a)        Cardinal Health shall invoice MedImmune (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED) following completion of Secondary Production and submission of the packaging batch record. All proper Cardinal Health invoices will be payable by MedImmune (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED) days after date of the invoice. Failure by MedImmune to make a payment when due shall be deemed to be a material breach for purposes of Section 10.5.

        (b)        All payments made by MedImmune to Cardinal Health under this Article 13 will be made in U.S. dollars by check or by wire transfer to an account designated by Cardinal Health.

        (c)        In the event Product is determined to be non-conforming pursuant to the procedure under Section 7.3, any amount paid by MedImmune for such rejected Product shall be credited to MedImmune’s account within (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED) days.

        13.6      Recordkeeping. Cardinal Health shall keep accurate records in sufficient detail to permit the determination of all invoices and fees payable, credits due, and units of Product packaged hereunder and, within ten (10) days following a request by MedImmune shall permit either MedImmune or its agents, to examine during ordinary business hours such records for the purpose of verifying the accuracy of any such invoices, fees, credits and units.

        14.        GENERAL

        14.1.    Interpretation. The construction, validity, and performance of this Agreement shall be governed in all respects by the laws of Pennsylvania, exclusive of its conflict-of-law provisions. This Agreement was negotiated by sophisticated parties at arms’ length and neither party shall be construed as the drafting party against which the Agreement could be construed.

        14.2.    Force Majeure. Failure or omission by either Party hereto in the performance of any obligation of this Agreement (other than obligations to pay amounts due hereunder) shall not be deemed a breach of this Agreement and shall not create any liability if the same shall arise from any cause or causes beyond the reasonable control of such Party, including, but not limited to, (other than the failure or refusal of the FDA to approve the Product for sale), fire, storm, flood, earthquake, accident, acts of the public enemy, war, terrorism, rebellion, insurrection, riot, and invasion. In the event of Force Majeure, the Party affected shall promptly notify the other Party, and shall use reasonable commercial efforts to eliminate, cure or overcome such event and to resume performance of its obligation hereunder. Notwithstanding the foregoing, should any event of Force Majeure as defined above prevent the Parties from performing the Agreement for a period exceeding three (3) months, the non-affected Party shall have the right to terminate this Agreement without further notice. It is expressly agreed by the Parties that strikes, lockouts and other labor problems shall not be deemed incidences of Force Majeure, and in such situations, Cardinal Health agrees to use its reasonable commercial efforts to comply with its obligations under this Agreement.

        14.3.    Notices. Any notice or consent required to be given by either Party shall be given in writing addressed to the Party for whom it is intended at the address set forth in the preamble to this Agreement (or, in the case of MedImmune, notices on or after January 1, 2004, should be sent to One MedImmune Way, Gaithersburg, Maryland 20878, Attn: Legal Affairs) or such other address as such Party may designate in writing, and sent by overnight courier or certified mail, return receipt requested or confirmed facsimile. Such facsimile to be sent to (215) 281-9190 in the case of Cardinal Health and to MedImmune Legal Affairs at (301) 527-4214 in the case of MedImmune. In the case of Cardinal Health, a copy of notice shall be sent to Cardinal Health, Inc., 7000 Cardinal Place, Dublin, Ohio 43017, Attn: Vice President and Associate General Counsel, Pharmaceutical Technologies & Services.

        14.4.    Waiver. The failure on the part of any Party to exercise or enforce rights conferred upon it hereunder shall not be deemed to be a waiver of any such rights nor operate to bar the exercise or enforcement thereof at any time or times thereafter.

        14.5.    Assignability. Neither Party may assign this Agreement or any rights granted hereunder in whole or in part (other than a transaction involving or between Cardinal Health and Cardinal Health, Inc. or other subsidiaries or divisions or Cardinal Health, Inc., provided such assignee is an Affiliate of Cardinal Health, Inc.) without the prior written consent of the other Party, except either Party may assign this Agreement in whole or in part to one of its Affiliates or to the successor(s) to or assignee(s) of all or substantially all of the part of its business to which this Agreement relates. The Parties agree that any change of ownership or control of either MedImmune or Cardinal Health shall not affect the Parties’ rights and obligations under this Agreement.

        14.6.    Entire Agreement. This Agreement and the Schedules, Exhibits and Appendices hereto, constitute the entire agreement between the Parties concerning the subject matter hereof and supersede all prior agreements or understandings whether written or oral between the Parties with respect to the subject matter hereof.

        14.7.    Titles. The headings appearing at the beginning of the numbered Articles hereof have been inserted for convenience only and do not constitute any part of this Agreement.

        14.8.    Publicity and Press Releases. Neither party will make any press release or other public disclosure regarding this Agreement or the transactions contemplated hereby without the other party’s express prior written consent, except as required under applicable law or by any Agency, in which case the party required to make the press release or public disclosure shall use commercially reasonable efforts to obtain the approval of the other party as to the form, nature and extent of the press release or public disclosure prior to issuing the press release or making the public disclosure.

        14.9.     Relationship of the Parties. Notwithstanding any provision hereof, for all purposes of this Agreement each Party shall be and act as an independent contractor and not as partner, joint venture, or agent of the other and shall not bind not attempt to bind the other to any contract.

        14.10.    Modifications. No changes or modifications or waivers are to be made to this Agreement unless evidenced in writing and signed for and on behalf of both Parties.

        14.11.    Severability. In the event that any provision of this Agreement shall be determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

        15.        NON-SOLICITATION OF EMPLOYEES

        15.1.     MedImmune agrees that, during the term of this Agreement and for a period of three (3) years thereafter, MedImmune will not, directly or indirectly, solicit for employment or hire any employee of Cardinal Health.

        15.2.     Cardinal Health agrees that, during the term of this Agreement and for a period of three (3) years thereafter, Cardinal Health will not, directly or indirectly, solicit for employment or hire any employee of MedImmune.

        16.        MICHIGAN LICENSE.

        16.1      Cardinal Health accepts:

        (a)         It may use the Vaccine only in Secondary Production; and

        (b)         Except as set forth in this Agreement, Cardinal Health shall not provide any Vaccine, Primary Product or Product, or derivatives thereof to any third party, unless instructed to do so by an authorized officer of MedImmune. Cardinal Health shall limit access to the Primary Product supplied by MedImmune to those employees reasonably requiring such access for Secondary Production, which employees are governed by Cardinal Health’s customary confidentiality obligations.

        16.2      MedImmune shall:

        (a)         use every reasonable effort to honor and observe its obligations under the Michigan Agreement and shall not act or fail to act in any way which might jeopardize or cause to be terminated the Michigan Agreement; and,

        (b)         promptly notify Cardinal Health of any amendment to the Michigan Agreement that affects Cardinal Health’s performance under this Agreement; and,

        (c)         make every reasonable effort to notify Cardinal Health in writing of the expiration or termination of the Michigan Agreement at least six weeks prior to either event.

        16.3         Cardinal Health will use every reasonable effort to conduct Secondary Production and to Store Materials, Stored Materials and Product in accordance with all applicable government laws and regulations.

        16.4         MedImmune, on Michigan’s behalf, may request from Cardinal Health at reasonable times and in reasonable quantities Product at a cost equal to Cardinal Health’s cost for production of Product as it may desire, provided that Cardinal Health shall be under no obligation under this sub-clause or otherwise to produce extra batches of Product solely or substantially to meet Michigan’s requirements. Ay requirements of Michigan shall be supplied from Product being produced for MedImmune with MedImmune being solely responsible for apportioning such part thereof to Michigan as MedImmune sees fit. MedImmune shall promptly pay to Cardinal Health the difference between the cost of Product supplied to Michigan hereunder and the price of Product as set forth in Section 13.1.

        16.5         Cardinal Health acknowledges Michigan’s warranty disclaimer and limitation of liability contained in the Michigan Agreement but makes no assessment or admission of its validity or reasonableness. Notwithstanding such, Cardinal Health will not make any statements, representations or warranties inconsistent with such warranty disclaimer or limitation of liability other than in pursuance or prosecution of its own rights and remedies.

        16.6         Cardinal Health will indemnify Michigan, its fellows, officers, employees and agents for and against any and all claims, damages, losses and expenses of any nature resulting from, but not limited to, death, personal injury, illness or property damage, arising directly and solely as a result of;

        (a)           any Secondary Production, use or other disposition by Cardinal Health of the Vaccine, Primary Product or Product;

        (b)           the use by Cardinal Health, its agents or employees of Vaccine, Primary Product, or Product made or used by Cardinal Health;

        (c)           the use, handling, storage or disposal of Vaccine, any derivatives, Primary Product, or Product by Cardinal Health; or

        (d)           the unauthorized and negligent use by Cardinal Health of any know-how, or technical data sub-licensed to MedImmune from Michigan (and of which know-how and technical data MedImmune has expressly notified Cardinal Health as being sub-licensed to MedImmune by Michigan) or developed by Cardinal Health pursuant to Secondary Production, where but only where such claims, damages, losses and expenses are a direct consequence of the negligence of Cardinal Health, its agents or employees.

        16.7         Cardinal Health shall not use the name of Michigan in publicity or advertising concerning the Product, Primary Product or the Vaccine without the prior written consent of Michigan, such consent not to be unreasonably or arbitrarily withheld nor delayed. Reports in scientific literature and presentations of joint research and development work are not considered publicity for the purpose of this clause.

        IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective duly authorized officers or representatives as of the date first above written.

         CARDINAL HEALTH 406, INC.

         By:    /s/ Renard Jackson
         Name:    Renard Jackson
         Title:    EVP Sales, Bus. Dev.

         MEDIMMUNE VACCINES, INC.

         By:    /s/ Edward V. Arcuri
         Name:    Edward V. Arcuri
         Title:    Sr. VP Manufacturing

Cardinal Health Parent Guaranty:

Cardinal Health, Inc., the parent company of Cardinal Health, hereby irrevocably and unconditionally guarantees the performance by Cardinal Health of the contractual obligations set forth in this Agreement. This guaranty is an absolute, unconditional and continuing guaranty of the full performance of all obligations of Cardinal Health under this Agreement. MedImmune is not obligated to first seek performance of any of the contractual obligations by Cardinal Health before seeking enforcement of this guaranty by Cardinal Health, Inc.

         CARDINAL HEALTH, INC.

         By:    /s/ Renard Jackson
         Name:    Renard Jackson
         Title:    EVP Sales, Bus. Dev.